Exhibit 10.1

Execution Date: 09/26/2018

Co-Owner Term Sheet

•                  A. Co-Owner Support

Relevant ownership agreements will be modified as follows:

1.              Each Owner will pay its share of Qualifying Construction Costs up to the VCM 19 forecast (for point of reference this value shall be the total project cost of which GPC’s share is $8.4 billion) plus $800 million according to the ownership percentages in the Ownership Participation Agreement as amended.

2.              In the event the Estimate at Completion is revised and exceeds the VCM 19 forecast by more than $800 million, GPC will pay:

a.              55.7% of actual Qualifying Construction Costs between the VCM 19 forecast plus an additional $800 million and the VCM 19 forecast plus an additional $1.6 billion; and the other Co-owners (i.e. OPC, MEAG, Dalton) will share 44.3% of such costs on a pro rata basis according to their Ownership percentages set forth in the Ownership Participation Agreement. For the avoidance of doubt GPC shall be obligated to pay up to $80 million of the other Co-owner’s share of costs in the aggregate under this paragraph 2.a.

b.              65.7% of the Qualifying Construction Costs between amounts greater than the VCM 19 forecast plus an additional $1.6 billion and the VCM 19 forecast plus an additional $2.1 billion, and the other Co-owners (i.e. OPC, MEAG, Dalton) will share 34.3% of such costs on a pro rata basis according to their Ownership percentages set forth in the Ownership Participation Agreement.  For the avoidance of doubt GPC shall be obligated to pay up to $100 million of the other Co-owner’s share of costs in the aggregate under this paragraph 2.b.

c.               In the event the Estimate at Completion is revised and exceeds the VCM 19 forecast plus $2.1 billion, each of the Co-owners shall have a one-time option to be exercised or not at the time the budget forecast first shows the budget exceeding VCM 19 plus $2.1 billion to tender a portion of its interest in the Project to GPC in exchange for GPC’s agreement to pay 100% of such Co-owner’s remaining share of Cost of Construction (as defined in the Ownership Participation Agreement)  in excess of the VCM 19 forecast plus $2.1 billion.  In order to make an effective tender of its interest a Co-owner must provide GPC with evidence that each lender, off taker or other party with an interest in a Co-owner’s interest in the Project has approved the conveyance of such interest in the Project to GPC under this sub paragraph and has agreed to release any liens relating to the interest to be conveyed to GPC.  The ownership interest to be conveyed from the tendering Co-owner to GPC shall be calculated based on each Owner’s share of Cost of Construction paid at the Commercial Operation date of Unit 4 divided by the total Cost of Construction paid by all Owners at Commercial Operation date of Unit 4.  In order to reconcile ownership interests to total Cost of Construction paid by each Owner such interests shall be conveyed by the tendering Owner free and clear of all encumbrances or clouds on title, within 180 days of the Commercial Operation date of Unit 4.  GPC shall have the option of canceling the Project in lieu of accepting such an offer.  For purposes of the calculation to be done to determine the ownership interest to be conveyed the actual Cost of Construction of the Project as of the Commercial Operation Date of Unit 4 shall be used.

d.              If one or more Co-owners exercise the option set forth in A.2(c) and GPC does not exercise its option of canceling the project in lieu of such offer, then GPC shall accept such offer and each Co-owner’s Ownership percentage and right to output in the Project will be adjusted in accordance with the percentage of the total Cost of Construction paid by that Owner, net of Toshiba Guarantee payments, and each Co-owner shall be credited in the calculation in 2(c) for any Qualifying Construction Costs payments made by GPC on behalf of such Co-owner in accordance with paragraph A.2(a)-(b) as if such payment was a Cost of Construction paid by that Co-owner, as of commercial operation date of Unit 4.

e.               Any owner that does not make a tender under A.2(c) will share costs in excess of VCM 19 plus $2.1 billion according to their Ownership percentages set forth in the Ownership Participation Agreement.

3.              To the extent Cost of Construction on a Unit are less than the VCM 19 forecast and achieves the 29+ month schedule as to that Unit, GPC shall be entitled to 60.7% of the savings on the Unit and the other Co-owners will share 39.3% of the savings on the Unit on a pro rata basis according to their Ownership percentages in accordance with the Ownership Participation Agreement.

4.              Qualifying Construction Costs means all Cost of Construction (as defined in Ownership Participation Agreement) payable under the Ownership Participation Agreement, provided however that Qualifying Construction Costs do not include: (i) Costs that are the result of Force Majeure events defined as in Exhibit A (ii) legal fees and legal expenses incurred due to litigation with Contractors or subcontractors that are not subsidiaries or affiliates of Southern Company, and (iii) costs caused by Co-owner requests, except for the exercise of a right to vote granted under the Ownership Participation Agreement, other than GPC that increase Project costs by $100,000 or more;

5.              The Ownership Participation Agreement will be amended as follows:

a.              Eliminate all PAEs based on a $ 1billion increase in the Estimate at Completion set forth in paragraph 2.1 of the Agreement Regarding Additional Participating Party Rights;

b.              The rate parity PAEs in paragraph 2.1 of the Agreement Regarding Additional Participating Party Rights will be amended to exclude all payments made by GPC under paragraph A.2 on behalf of Co-Owners other than GPC and the first 6% of costs in any VCM period; and

c.               GPC will be entitled in its sole discretion to cancel the project at any time.

•                  B. Additional PTC Purchases (applicable to all Co-Owners)

1.              At each Co-owner’s option for its own PTCs [to be exercised (or not) at the time PTCs are earned], GPC will purchase additional PTCs from OPC, Dalton, and MEAG (collectively “Co-owners”) based on the following terms and conditions:

a.              If the Cost of Construction at Commercial Operation of Unit 4 for the Vogtle Project (“EAC”) remains at or below the EAC forecast reflected in VCM 19, GPC will purchase 100% of Co-Owners’ PTCs at 88% of their Face Value during the month after they are earned.

b.              If the EAC increases from $0 to $299 million over the EAC reflected in VCM 19, GPC will purchase 100% of Co-Owners’ PTCs at 91% of their Face Value during the month after they are earned.

c.               If the EAC increases by $300 million to $599 million over the EAC reflected in VCM 19, GPC will purchase 100% of Co-Owners’ PTCs at 95% of their Face Value during the month after they are earned.

d.              If the EAC increases by $600 million or more over the EAC reflected in VCM 19, GPC will purchase 100% of Co-Owners’ PTCs at 98% of their Face Value during the month after they are earned.

e.               As a condition to any obligation to purchase Co-Owners’ PTCs under this paragraph B.1, each Co-Owner shall provide GPC with (i) documentation evidencing a transfer by such Co-Owner to GPC of all right, interest and entitlement to such PTCs free of all liens and other encumbrances and (ii) a warranty of title as to such PTC and affidavit by Co-Owners warranting that they have transferred to GPC all of their right, interest and entitlement as to such PTCs free and clear of all liens and without breach of any agreements.

f.                For clarity, GPC’s obligation under this paragraph B.1 will only apply to the MEAG SPVJ PTCs remaining following any GPC purchases of SPVJ PTCs under a separate agreement between GPC and MEAG.

•                  C. Termination Procedures

1.              In the event of a Project termination in which Owners holding more than 50% of the ownership interests in the Project voted or desire to continue the Project after such cancellation:

a)             Work on the Project will continue for a period of thirty (30) days (and SNC shall not be obligated to commence orderly termination of Work during such thirty (30) day period)

b)             During the thirty (30) day period Owners will negotiate in good faith regarding the terms of the resumption of the Project;

c)              In the event the Project is not resumed at the end of the thirty (30) day negotiation period the Owner(s) voting to continue the Work shall reimburse any

Owner that did not vote to continue the Work for such Owner’s incremental Project Costs of continuing the Work during the thirty (30) day period.

•                  D. Project Controls (applicable to all Co-Owners)

KPMG will continue to be retained by the Project Owners, in accordance with the engagement letter executed on July 24, 2018, to consult, advise and report to the Owners on issues pertaining to (1) project management and controls, (2) organizational controls, (3) commercial management plans, and (4) interim project reports.  KPMG will remain as project advisors until released by 67% of the Owners.  If KPMG is no longer able or willing to fulfill such role they shall be replaced with an equivalent nationally recognized construction management group.

IN WITNESS WHEREOF, the Parties have duly executed this Co-Owner Term Sheet as of the date first above written.

Signed, sealed and delivered in the presence	GEORGIA POWER COMPANY
of:

/s/ M. Stanford Blanton	By:	/s/ Chris Cummiskey
Witness	Name:	Chris Cummiskey
Cheryl Smiley	Title:	EVP
Notary Public
My Commission expires:	Attest:	/s/ Meredith M. Lackey
	Its:	General Counsel Corporate Secretary, SVP
(CORPORATE SEAL)

Signed, sealed and delivered in the presence	OGLETHORPE POWER CORPORATION
of:	(AN ELECTRIC MEMBERSHIP
CORPORATION)

/s/ Elizabeth B. Higgins	By:	/s/ Michael L. Smith
Witness	Name:	Michael L. Smith
Jean L.Wheeler	Title:	President and CEO
Notary Public
My Commission expires: May 7, 2020	Attest:	/s/ Kimberly D. Adams
	Its:	Secretary
(CORPORATE SEAL)

Signed, sealed and delivered in the presence	MUNICIPAL ELECTRIC AUTHORITY
of:	OF GEORGIA

/s/ Rebekah Clemons	By:	/s/ James E. Fuller
Witness	Name:	James E. Fuller
Cindy R. Carter	Title:	President & Chief Executive Officer
Notary Public

My Commission expires:	Attest:	/s/ Pete M. Degnan
	Its:	Sr. V.P. & General Counsel
(CORPORATE SEAL)

Signed, sealed and delivered in the presence	MEAG POWER SPVJ, LLC
of:

	By:	MUNICIPAL ELECTRIC AUTHORITY
OF GEORGIA, its sole member

/s/ Rebekah Clemons	By:	/s/ James E. Fuller
Witness	Name:	James E. Fuller
Cindy R. Carter	Title:	President & Chief Executive Officer
Notary Public
My Commission expires:	Attest:	/s/ Pete M. Degnan
	Its:	Sr. V.P. & General Counsel
(CORPORATE SEAL)

Signed, sealed and delivered in the presence	MEAG POWER SPVM, LLC
of:

	By:	MUNICIPAL ELECTRIC AUTHORITY
OF GEORGIA, its sole member

/s/ Rebekah Clemons	By:	/s/ James E. Fuller
Witness	Name:	James E. Fuller
Cindy R. Carter	Title:	President & Chief Executive Officer
Notary Public
My Commission expires:	Attest:	/s/ Pete M. Degnan
	Its:	Sr. V.P. & General Counsel
(CORPORATE SEAL)

Signed, sealed and delivered in the presence	MEAG POWER SPVP, LLC
of:

	By:	MUNICIPAL ELECTRIC AUTHORITY
OF GEORGIA, its sole member

/s/ Rebekah Clemons	By:	/s/ James E. Fuller
Witness	Name:	James E. Fuller
Cindy R. Carter	Title:	President & Chief Executive Officer
Notary Public
My Commission expires:	Attest:	/s/ Pete M. Degnan
	Its:	Sr. V.P. & General Counsel
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:		CITY OF DALTON, BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS, d/b/a DALTON UTILITIES

/s/ Lashan Petty		By:	/s/ Tom Bundros
Witness		Name:	Tom Bundros
Lashan Petty		Title:	CEO, Dalton Utilities
Notary Public
My Commission expires:	05-09-2021	Attest:	/s/ John Thomas
		Its:	Chief Energy Services Officer
(CORPORATE SEAL)

EXHIBIT A

A “Force Majeure Event” means any event or circumstance to the extent that it: (a) prevents or materially delays or materially increases the costs of the performance of work in connection with the Project (whether by GPC, SNC, or any Project contractors or subcontractors) or the performance of any GPC or SNC obligation in connection with the various Project ownership and agency agreements; (b) is beyond the reasonable control of and not the result of the fault or negligence of GPC or SNC; and (c) could not have been prevented by GPC’s or SNC’s exercise of reasonable diligence. To the extent that the preceding conditions are satisfied, Force Majeure Events include the following events or circumstances: (i) war, civil insurrection, riots, sabotage, acts of terrorism; (ii) acts of God, including flash floods, hurricanes, tornadoes, typhoons, lightning strikes, earthquakes and the like; (iii) epidemics, quarantines, embargoes, trade disputes, blockades; (iv) labor disputes, strikes, labor shortages; (v) Governmental actions or inactions (or significant delays associated with issuance of such actions) that affect the licensing, completion, startup, operations, or financing of the Project; (vi) changes in laws or regulations governing the Project; (vii) significant market fluctuations; (viii) bankruptcy or abandonment by contractors or subcontractors; (ix) significant supply chain disruptions, including shortages of equipment and materials; (x) administrative proceedings or litigation regarding ITAAC or other regulatory challenges to commencement of operation of the Project.